Exhibit 99.1

News Release

Nucor Reports Results for the Second Quarter of 2025

Second Quarter of 2025 Highlights

•	Net earnings attributable to Nucor stockholders of $603 million, or $2.60 per diluted share.

•	Net sales of $8.46 billion.

•	Net earnings before noncontrolling interests of $706 million; EBITDA of $1.30 billion.

CHARLOTTE, N.C. – July 28, 2025—Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $603 million, or $2.60 per diluted share, for the second quarter of 2025. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $156 million, or $0.67 per diluted share, for the first quarter of 2025 and $645 million, or $2.68 per diluted share, for the second quarter of 2024.

In the first six months of 2025, Nucor reported consolidated net earnings attributable to Nucor stockholders of $759 million, or $3.26 per diluted share, compared with consolidated net earnings attributable to Nucor stockholders of $1.49 billion, or $6.14 per diluted share, in the first six months of 2024.

“Our team delivered a solid second quarter, with sequential earnings growth from all three of Nucor’s reporting segments, and did so while setting another safety record in the first half of 2025,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer. “As we head into the second half of 2025, we are encouraged by resilient demand across key end markets, a healthy order backlog and recently enacted tax and trade policies that promote American manufacturing.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the second quarter and first six months of 2025 and 2024 were as follows (in millions):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 5, 2025	June 29, 2024	July 5, 2025	June 29, 2024
Steel mills	$843	$645	$1,074	$1,748
Steel products	392	442	680	953
Raw materials	57	39	86	49
Corporate/eliminations	(393)	(228)	(656)	(627)

	$899	$898	$1,184	$2,123

Financial Review

Nucor’s consolidated net sales increased 8% to $8.46 billion in the second quarter of 2025 compared with $7.83 billion in the first quarter of 2025 and increased 5% compared with $8.08 billion in the second quarter of 2024. Average sales price per ton in the second quarter of 2025 increased 8% compared with the first quarter of 2025 and decreased 3% compared with the second quarter of 2024. A total of approximately 6,820,000 tons were shipped to outside customers in the second quarter of 2025, which was comparable with the first

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

quarter of 2025 and was an 8% increase compared with the second quarter of 2024. Total steel mill shipments in the second quarter of 2025 were comparable to the first quarter of 2025 and increased 10% compared to the second quarter of 2024. Steel mill shipments to internal customers represented 22% of total steel mill shipments in the second quarter of 2025, compared with 19% in the first quarter of 2025 and 21% in the second quarter of 2024. Downstream steel product shipments to outside customers in the second quarter of 2025 increased 9% compared with the first quarter of 2025 and increased 6% compared with the second quarter of 2024.

In the first six months of 2025, Nucor’s consolidated net sales of $16.29 billion was comparable with consolidated net sales of $16.21 billion reported in the first six months of 2024. Total tons shipped to outside customers in the first six months of 2025 were approximately 13,650,000 tons, an increase of 9% compared with the first six months of 2024, and the average sales price per ton in the first six months of 2025 decreased 8% compared with the first six months of 2024.

The average scrap and scrap substitute cost per gross ton used in the second quarter of 2025 was $403, a 2% increase compared to $394 in the first quarter of 2025 and $396 in the second quarter of 2024. The average scrap and scrap substitute cost per gross ton used in the first six months of 2025 was $398, a 3% decrease compared to $409 in the first six months of 2024.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $136 million, or $0.45 per diluted share, in the second quarter of 2025, compared with approximately $170 million, or $0.56 per diluted share, in the first quarter of 2025 and approximately $137 million, or $0.43 per diluted share, in the second quarter of 2024.

In the first six months of 2025, pre-operating and start-up costs related to the Company’s growth projects were approximately $306 million, or $1.00 per diluted share, compared with approximately $262 million, or $0.82 per diluted share, in the first six months of 2024.

Overall operating rates at the Company’s steel mills increased to 85% in the second quarter of 2025 as compared to 80% in the first quarter of 2025 and 75% in the second quarter of 2024. Operating rates in the first six months of 2025 increased to 82% as compared to 79% in the first six months of 2024.

Financial Strength

At the end of the second quarter of 2025, we had $2.48 billion in cash and cash equivalents and short-term investments on hand. The Company’s $2.25 billion revolving credit facility remains undrawn and does not expire until March 2030. Nucor continues to have the strongest credit ratings in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s and Fitch Ratings and a positive outlook at Moody’s.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

Commitment to Returning Capital to Stockholders

During the second quarter of 2025, Nucor repurchased approximately 1.8 million shares of its common stock at an average price of $111.89 per share (approximately 4.0 million shares during the first six months of 2025 at an average price of $123.75 per share). As of July 5, 2025, Nucor had approximately $606 million remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On June 10, 2025, Nucor’s Board of Directors declared a cash dividend of $0.55 per share. This cash dividend is payable on August 11, 2025, to stockholders of record as of June 30, 2025 and is Nucor’s 209th consecutive quarterly cash dividend.

Second Quarter of 2025 Analysis

Earnings in the second quarter of 2025 increased across all three of our operating segments as compared to the first quarter of 2025. The increase in earnings for the steel mills segment was primarily due to higher average selling prices at our sheet and plate mills. Earnings in the steel products segment increased in the second quarter of 2025 as compared to the first quarter of 2025 due to a combination of stable overall pricing, higher volumes and lower average costs per ton. The raw materials segment had increased earnings in the second quarter of 2025 as compared to the first quarter of 2025 due primarily to our scrap processing operations.

Third Quarter of 2025 Outlook

We expect earnings in the third quarter of 2025 to be nominally lower than the second quarter of 2025, due to decreased earnings in the steel mills segment and similar earnings in the steel products and raw materials segments. In the steel mills segment, despite resilient backlogs and a stable demand outlook, we expect margin compression in the third quarter of 2025 as compared to the second quarter of 2025.

Earnings Conference Call

An earnings call is scheduled for July 29, 2025 at 10:00 a.m. Eastern Time to review Nucor’s second quarter of 2025 financial results and provide a business update. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A playback of the webcast will be posted to the same site within one day of the live event.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest expense (income), net; provision for income taxes; losses and impairments of assets; depreciation; and amortization. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of any pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2024. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries – Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries – Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

Tonnage Data
(In thousands)
	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 5, 2025	June 29, 2024	Percent Change	July 5, 2025	June 29, 2024	Percent Change
Steel mills total shipments:
Sheet	3,057	2,869	7%	6,038	5,843	3%
Bars	2,148	2,005	7%	4,438	3,917	13%
Structural	635	512	24%	1,212	1,062	14%
Plate	606	448	35%	1,183	860	38%
Other	28	33	-15%	66	75	-12%

	6,474	5,867	10%	12,937	11,757	10%

Sales tons to outside customers:
Steel mills	5,044	4,617	9%	10,270	9,293	11%
Joist and deck	217	185	17%	399	365	9%
Rebar fabrication products	306	265	15%	553	503	10%
Tubular products	243	214	14%	513	422	22%
Building Systems	64	66	-3%	112	121	-7%
Other steel products	311	344	-10%	612	628	-3%
Raw materials	635	598	6%	1,191	1,181	1%

	6,820	6,289	8%	13,650	12,513	9%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In millions, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 5, 2025	June 29, 2024	July 5, 2025	June 29, 2024
Net sales	$8,456	$8,077	$16,286	$16,214

Costs, expenses and other:
Cost of products sold	7,233	6,883	14,458	13,497
Marketing, administrative and other expenses	304	294	585	639
Equity in earnings of unconsolidated affiliates	(10)	(10)	(14)	(19)
Losses and impairments of assets	11	14	40	14
Interest expense (income), net	19	(2)	33	(40)

	7,557	7,179	15,102	14,091
Earnings before income taxes and noncontrolling interests	899	898	1,184	2,123
Provision for income taxes	193	186	252	452

Net earnings before noncontrolling interests	706	712	932	1,671
Earnings attributable to noncontrolling interests	103	67	173	181

Net earnings attributable to Nucor stockholders	$603	$645	$759	$1,490

Net earnings per share:
Basic	$2.60	$2.68	$3.26	$6.15
Diluted	$2.60	$2.68	$3.26	$6.14
Average shares outstanding:
Basic	230.6	239.6	231.7	241.3
Diluted	230.8	240.0	231.9	241.5

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)

	July 5, 2025	Dec. 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,946	$3,558
Short-term investments	537	581
Accounts receivable, net	3,388	2,675
Inventories, net	5,462	5,106
Other current assets	386	555

Total current assets	11,719	12,475
Property, plant and equipment, net	14,303	13,243
Goodwill	4,299	4,288
Other intangible assets, net	3,006	3,134
Other assets	890	800

Total assets	$34,217	$33,940

LIABILITIES
Current liabilities:
Short-term debt	$157	$225
Current portion of long-term debt and finance lease obligations	32	1,042
Accounts payable	2,183	1,832
Salaries, wages and related accruals	745	903
Accrued expenses and other current liabilities	1,029	975

Total current liabilities	4,146	4,977
Long-term debt and finance lease obligations due after one year	6,692	5,683
Deferred credits and other liabilities	1,887	1,863

Total liabilities	12,725	12,523

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152	152
Additional paid-in capital	2,213	2,223
Retained earnings	30,775	30,271
Accumulated other comprehensive loss, net of income taxes	(167)	(208)
Treasury stock	(12,584)	(12,144)
Total Nucor stockholders’ equity	20,389	20,294
Noncontrolling interests	1,103	1,123

Total equity	21,492	21,417

Total liabilities and equity	$34,217	$33,940

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months (26 Weeks) Ended
	July 5, 2025	June 29, 2024
Operating activities:
Net earnings before noncontrolling interests	$932	$1,671
Adjustments:
Depreciation	606	528
Amortization	128	120
Impairment of assets	20	14
Stock-based compensation	78	83
Deferred income taxes	(17)	(78)
Distributions from affiliates	6	8
Equity in earnings of unconsolidated affiliates	(14)	(19)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(706)	(154)
Inventories	(352)	333
Accounts payable	375	(315)
Federal income taxes	135	133
Salaries, wages and related accruals	(135)	(426)
Other operating activities	40	47

Cash provided by operating activities	1,096	1,945
Investing activities:
Capital expenditures	(1,813)	(1,471)
Investment in and advances to affiliates	(1)	—
Disposition of plant and equipment	39	10
Acquisitions (net of cash acquired)	(1)	(109)
Purchases of investments	(666)	(887)
Proceeds from the sale of investments	717	856
Other investing activities	2	—
Cash used in investing activities	(1,723)	(1,601)
Financing activities:
Net change in short-term debt	(68)	49
Repayment of long-term debt	(1,007)	(5)
Proceeds from issuance of long-term debt, net of discount	997	—
Bond issuance costs	(9)	—
Proceeds from exercise of stock options	—	3
Payment of tax withholdings on certain stock-based compensation	(31)	(47)
Distributions to noncontrolling interests	(214)	(315)
Cash dividends	(258)	(264)
Acquisition of treasury stock	(500)	(1,501)
Proceeds from government incentives	77	—
Other financing activities	17	(7)

Cash used in financing activities	(996)	(2,087)

Effect of exchange rate changes on cash	11	(5)

Decrease in cash and cash equivalents	(1,612)	(1,748)
Cash and cash equivalents - beginning of year	3,558	6,387

Cash and cash equivalents - end of six months	$1,946	$4,639

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(27)	$37

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2025 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In millions)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 5, 2025	June 29, 2024	July 5, 2025	June 29, 2024
Net earnings before noncontrolling interests	$706	$712	$932	$1,671
Depreciation	303	271	606	528
Amortization	63	61	128	120
Losses and impairments of assets	11	14	40	14
Interest expense (income), net	19	(2)	33	(40)
Provision for income taxes	193	186	252	452

EBITDA	$1,295	$1,242	$1,991	$2,745

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com